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EXHIBIT 23.1

    Consent of Independent Auditors

The Board of Directors
QAD Inc.

    We consent to incorporation by reference in the registration statement on Form S-8 of QAD Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of QAD Inc. and subsidiaries as of January 31, 2001, and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended January 31, 2001, and related schedule, which report appears in the January 31, 2001, annual report on Form 10-K of QAD Inc.

/s/ KPMG LLP

Los Angeles, California
July 27, 2001

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EXHIBIT 23.1